UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2024

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 CambridgePark Drive Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement.

On November 13, 2024, Syros Pharmaceuticals, Inc. (the “Company”) gave notice to QIAGEN Manchester Limited (“QIAGEN”) of its election to terminate the Master Collaboration Agreement dated March 7, 2022 (the “Agreement”) relating to the development and commercialization of an assay as a companion diagnostic test for use with tamibarotene as a result of the failure of the Company’s SELECT-MDS-1 Phase 3 trial evaluating tamibarotene to meet its primary endpoint of complete response rate, which was previously disclosed on the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 13, 2024. The termination will be effective 90 days following such notice.

Under the terms of the Agreement, QIAGEN was responsible for developing, and obtaining and maintaining regulatory approvals for the companion diagnostic test in the United States and, at the request of the Company and subject to the negotiation of mutually agreed payments, in certain additional markets. In addition, QIAGEN had agreed to use commercially reasonable efforts to manufacture the companion diagnostic test and, upon negotiation of mutually agreed terms, to make the companion diagnostic test commercially available in the United States, the additional markets, and such other countries as the parties may mutually agree. In connection with the termination of the Agreement, the Company will be obligated to pay QIAGEN certain wind-down and other costs and other final payments.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which the Company has filed, with confidential terms redacted, with the SEC as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on November 13, 2024, an event of default occurred on November 12, 2024 under the Loan and Security Agreement dated February 12, 2020 (as subsequently amended, the “Loan Agreement”) between the Company and Oxford Finance LLC (“Oxford”), as a result of the failure of the Company’s SELECT-MDS-1 Phase 3 trial evaluating tamibarotene to meet its primary endpoint of complete response rate (the “Trial Results Default”).

The Loan Agreement provides Oxford, as collateral agent, with the right, upon such an event of default, to exercise remedies against the Company and the collateral securing the loans under the Loan Agreement, including the right to declare all obligations of the Company under the Loan Agreement immediately due and payable and the right to foreclose against the Company’s cash and other property securing the Loan Agreement obligations. Pursuant to the Loan Agreement, a $20.0 million term loan was funded to the Company on February 12, 2020 and another $20.0 million term loan was funded to the Company on December 23, 2020. The floating annual rate for each term loan is equal to the greater of (i) 7.75% and (ii) the sum of (a) the 1-month CME Term SOFR reference rate, (b) 0.10%, and (c) 5.98%. Pursuant to the terms of an amendment dated May 9, 2024 (the “Fourth Loan Amendment”), Oxford agreed to extend the interest-only period from September 1, 2024 to November 1, 2025, and to provide for the repayment of the aggregate outstanding principal balance of the term loan in monthly installments starting on November 1, 2025 through February 1, 2028 (the “Maturity Date”). In connection with a prior extension of the interest-only period, the Company agreed to pay fees of $300,000 upon the first to occur of the Maturity Date or the acceleration or prepayment of any term loan. In connection with the Fourth Loan Amendment, the Company agreed to pay an additional fee of $1,050,000 upon the first to occur of the Maturity Date or the acceleration or prepayment of any term loan. The Company is also required to make a final payment equal to 5.00% of the amount of the term loan drawn upon the first to occur of the Maturity Date or the acceleration or prepayment of any term loan. If the term loans are accelerated following the occurrence of an event of default, the Company must also pay a prepayment fee equal to 0.50% of the amount of the outstanding term loans. The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and incorporated herein by reference.

On November 14, 2024, the Company received written notice from Oxford of the Trial Results Default, which notice declared all of the Loan Agreement obligations immediately due and payable and demanded the immediate repayment of approximately $43.7 million in satisfaction of all obligations under the Loan Agreement (the “Default Notice”).

On November 15, 2024, the Company paid $33.5 million to Oxford in partial satisfaction of its obligations under the Loan Agreement. The Company intends to negotiate and enter into a forbearance agreement with Oxford that will further address the Trial Results Default and the Default Notice.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On November 12, 2024, the Company’s authorized officers, with the endorsement of the Company’s Board of Directors, committed to implementing a reduction in workforce by approximately 94%. The decision was based on cost-reduction initiatives intended to reduce the Company’s ongoing operating expenses and maximize stakeholder value following the failure of the Company’s SELECT-MDS-1 Phase 3 trial evaluating tamibarotene to meet its primary endpoint of complete response rate, which was previously disclosed on the Company’s Current Report on Form 8-K filed with the SEC on November 13, 2024. The Company expects that the workforce reduction will be substantially complete by December 6, 2024. As of the filing of this Current Report on Form 8-K, the Company cannot estimate the charges it will incur under generally accepted accounting principles as a result of the termination of its employees. The Company will file an amendment to this Current Report on Form 8-K within four business days after it determines the amount of the estimated charges.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations from the Board of Directors

On November 12, 2024, Andrew M. Oh notified the Board of Directors of the Company of his resignation from the Board of Directors and all committees or subcommittees thereof, effective immediately. On November 15, 2024, Srinivas Akkaraju, M.D., Ph.D., Deborah Dunsire, M.D., S. Gail Eckhardt, M.D., Timonthy Tyson, and Richard Young, Ph.D., each notified the Board of Directors of such director’s resignation from the Board of Directors and all committees or subcommittees thereof, effective immediately. These resignations were not the result of any disagreement with the Company.

Termination of Mr. Chee, Mr. Haas, and Dr. Roth

On November 14, 2024, in connection with the reduction in workforce, the Company notified each of Conley Chee, the Company’s President and Chief Executive Officer, Jason Haas, the Company’s Chief Financial Officer, and Dr. David Roth, the Company’s Chief Medical Officer, that the employment of such officers with the Company will terminate without cause, effective as of November 22, 2024.

In addition, Mr. Chee resigned from the Board of Directors and all committees or subcommittees thereof, effective upon his termination of employment on November 22, 2024. Mr. Chee’s resignation was not the result of any disagreement with the Company.

Appointment of Gerald Quirk, Esq., as President & Chief Executive Officer

On November 15, 2024, the Board of Directors appointed Gerald Quirk, Esq., currently the Company’s Chief Legal & Compliance Officer and Chief Business Officer, to serve as the Company’s President and Chief Executive Officer effective as of November 22, 2024. Effective upon his assumption of the role of President and Chief Executive Officer, Mr. Quirk will replace Mr. Chee as the Company’s principal executive officer and will replace Mr. Haas as the Company’s principal financial officer and principal accounting officer. In connection with and effective upon Mr. Quirk’s appointment as Chief Executive Officer, Mr. Quirk will receive an annual base salary of $636,000. No arrangement or understanding exists between Mr. Quirk and any other person pursuant to which Mr. Quirk was selected to serve as President and Chief Executive Officer of the Company. There have been no related party transactions between the Company or any of its subsidiaries and Mr. Quirk reportable under Item 404(a) of Regulation S-K. Mr. Quirk does not have a family relationship with any of the Company’s directors or executive officers.

Mr. Quirk, age 56, has served as the Company’s Chief Legal & Compliance Officer since December 2023 and as the Company’s Chief Business Officer since June 2024. He previously served as the Company’s (i) head of business development from December 2023 through June 2024, (ii) Chief Legal & Compliance Officer from June 2023 to December 2023, (iii) Chief Legal Officer from October 2022 to June 2023, (iv) senior advisor from March 2022 to September 2022, (v) Chief Operations Officer from June 2021 to March 2022, (vi) Chief Legal and Administrative Officer from June 2017 to June 2021, and (vii) Chief Legal Officer from September 2016 to June 2017. He previously served as executive vice president, business operations and general counsel of Tokai Pharmaceuticals, Inc., a biopharmaceutical company, from May 2015 to August 2016. Prior to that, Mr. Quirk was a partner and co-chair of the life sciences practice at Choate, Hall & Stewart LLP, a Boston law firm, from August 2012 until May 2015. Mr. Quirk previously served as vice president, corporate affairs and general counsel at Infinity Pharmaceuticals, Inc., a pharmaceutical company, from August 2006 until August 2012, and prior to that held legal and business development positions of increasing responsibility at Genzyme Corporation. Mr. Quirk holds a B.A. in political science from Swarthmore College, an Ed.M. in educational administration from Harvard University, and a J.D. from Northeastern University.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s intention to enter into a forbearance agreement with Oxford and the Company’s estimated timing to complete the reduction in workforce. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of the Company, as well as assumptions made by, and information currently available to, management of the Company. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation, the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: November 18, 2024	By:	/s/ Gerald Quirk
Gerald Quirk Chief Legal & Compliance Officer; Chief Business Officer